UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2026

PROFOUND MEDICAL CORP.

(Exact name of Registrant as Specified in Its Charter)

Ontario, Canada	001-39032	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Skymark Avenue, Unit 6
Mississauga, Ontario, Canada		L4W 5K5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 647-476-1350

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PROF	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2026, Profound Medical (U.S.) Inc. (“Profound U.S.”), a wholly owned subsidiary of Profound Medical Corp. (the “Company” or “Profound”), entered into a Supply and Distribution Agreement (the “Agreement”) with Cook Medical Holdings LLC (“Cook”), effective as of October 23, 2026 (the “Effective Date”).

Appointment

Under the Agreement, Profound U.S. appointed Cook as a non-exclusive distributor of the Company’s TULSA-PRO® system (the “Products”) in the United States and its territories (the “Territory”). Cook is authorized to distribute and sell the Products only for use with Cook’s intraoperative MRI (“iMRI”) suite equipment (“Cook Equipment”). Profound U.S. has agreed not to appoint any other distributor or reseller to sell the Products for use with Cook Equipment in the Territory without Cook’s prior written consent. That restriction ends only if a joint steering committee (or, if it is referred, the parties’ senior management) determines that Cook has not met specified minimum sales percentages after a cure period. Those minimum sales percentages are measured as the share of Cook Equipment unit sales that include the Products in a calendar quarter, beginning with the first full calendar quarter after FDA clearance for use of the Products with Cook Equipment. A failure to meet the minimum percentages is not a breach of the Agreement. Profound U.S. may also sell the Products directly to customers that bought Cook Equipment but not any Products through Cook during a calendar quarter. The parties have also agreed to discuss in good faith adding other TULSA-PRO system configurations, with no binding commitment.

Term; Regulatory Condition

The Agreement is effective as of the Effective Date. Its five-year initial term begins on the date Profound U.S. gives Cook written evidence of the FDA clearance needed to commercially distribute the Products in the Territory (the “Regulatory Approval Date”). Before the Regulatory Approval Date, Cook has no purchase, forecast, payment or performance obligations, and Profound U.S. may not ship Products. If the Regulatory Approval Date has not occurred by April 30, 2027, Cook may terminate the Agreement without liability. After the initial term, the Agreement renews automatically for successive 12-month periods unless either party gives at least 180 days’ notice of non-renewal.

Other Terms

Profound U.S. shall remain as the manufacturer and regulatory license holder for the Products and shall be responsible for quality, labeling, installation, service, warranty, complaint handling and field actions, as set out in the Agreement and a quality agreement the parties will enter into. The parties will coordinate sales and marketing through a joint steering committee and have agreed to co-marketing and training obligations. The Agreement contains customary representations, warranties, indemnification obligations, insurance requirements, confidentiality provisions and limitations of liability.

Termination

Either party may terminate the Agreement (i) without cause on 180 days’ prior written notice, (ii) if the other party commits an uncured material breach (after a 30-day cure period), or (iii) if the other party becomes insolvent. Profound U.S. may also terminate if Cook breaches the Agreement’s no-reverse-engineering or no-challenge covenants. If Profound U.S. undergoes a change of control, either party may terminate on 90 days’ written notice, but the termination cannot take effect earlier than 24 months after the Regulatory Approval Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 30, 2026, the Company issued a press release announcing the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, or the Securities Act. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any other filing with the U.S. Securities and Exchange Commission, or the SEC, made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1†*	Supply and Distribution Agreement, effective as of October 23, 2026, by and between Profound Medical (U.S.) Inc. and Cook Medical Holdings LLC
99.1	Press Release, dated October 30, 2026
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

† Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFOUND MEDICAL CORP.

Date:	November 3, 2026	By:	/s/ Arun Menawat
Arun Menawat Chief Executive Officer and Chairman